QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ADVANCED LIFE SCIENCES HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ADVANCED LIFE SCIENCES HOLDINGS, INC.
1440 Davey Road
Woodridge, Illinois 60517

March 28, 2008

Dear ADLS Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Advanced Life Sciences Holdings, Inc. to be held at 11:00 a.m. local time on Thursday, May 1, 2008, at 1440 Davey Road, Woodridge, Illinois 60517.

        The purpose of the meeting is to consider and vote upon proposals to (i) elect three directors who have been nominated for re-election, (ii) ratify the appointment of our independent registered public accounting firm for 2008, (iii) amend the 2005 Advanced Life Sciences Holdings, Inc. Stock Incentive Plan (the "2005 Stock Incentive Plan") to provide 1,900,000 additional stock options for grant under the 2005 Stock Incentive Plan and (iv) transact such other business as may properly come before the meeting.

        Whether or not you plan to attend the meeting and regardless of the number of shares you own, it is important that your shares be represented at the meeting. After reading the enclosed proxy statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented.

        The board of directors and management appreciate your continued confidence in ADLS, and look forward to seeing you at the annual meeting.

Sincerely,

MICHAEL T. FLAVIN Chairman and Chief Executive Officer

ADVANCED LIFE SCIENCES HOLDINGS, INC.
1440 Davey Road
Woodridge, Illinois 60517

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 1, 2008

March 28, 2008

TO THE STOCKHOLDERS OF ADVANCED LIFE SCIENCES HOLDINGS, INC.:

        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Advanced Life Sciences Holdings, Inc. will be held at 11:00 a.m. local time on Thursday, May 1, 2008, at 1440 Davey Road, Woodridge, Illinois 60517 for the following purposes:

  1.
  To elect three (3) directors, each for a term of three (3) years.

  2.
  To ratify the appointment by the audit committee of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008.

  3.
  To amend the 2005 Advanced Life Sciences Holdings, Inc. Stock Incentive Plan (the "2005 Stock Incentive Plan") to provide 1,900,000 additional stock options for grant under the 2005 Stock Incentive Plan.

  4.
  To transact other business properly coming before the meeting.

        Each of these matters is described in further detail in the enclosed proxy statement. We also have enclosed a copy of our 2007 Annual Report. We are initially mailing this notice of annual meeting, the proxy statement and the enclosed proxy card to our stockholders on or about March 28, 2008.

        Only stockholders of record at the close of business on March 14, 2008 are entitled to vote at the meeting and any postponements or adjournments of the meeting. A complete list of these stockholders will be available at our principal executive offices prior to the meeting.

        Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it in the envelope provided as promptly as possible or vote electronically through the Internet at http://www.proxyvoting.com/adls or by telephone at 1-866-540-5760. Your proxy can be withdrawn by you at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS,

JOHN L. FLAVIN President and Secretary

ADVANCED LIFE SCIENCES HOLDINGS, INC.

1440 Davey Road
Woodridge, Illinois 60517

PROXY STATEMENT

        The Board of Directors of Advanced Life Sciences Holdings, Inc. is soliciting your proxy for use at the annual meeting of our stockholders to be held at 11:00 a.m. local time on Thursday, May 1, 2008, at 1440 Davey Road, Woodridge, Illinois 60517, and at any postponements or adjournments of the meeting. We are initially mailing this proxy statement and the enclosed proxy card to our stockholders on or about March 28, 2008.

I.     ABOUT THE MEETING

  What is the purpose of the annual meeting?

        At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting, including the election of three (3) directors, the ratification of the appointment by the audit committee of our independent registered public accounting firm and the amendment of the 2005 Advanced Life Sciences Holdings, Inc. Stock Incentive Plan (the "2005 Stock Incentive Plan") to provide 1,900,000 additional stock options for grant under the 2005 Stock Incentive Plan.

  What are our voting recommendations?

        Our board of directors recommends that you vote your shares "FOR" the election of each of the nominees named below under "Proposal 1—Election of Directors," "FOR" the ratification of the appointment by the audit committee of Deloitte & Touche LLP as our independent registered public accounting firm discussed below under "Proposal 2—Ratification of the Selection of Independent Registered Public Accounting Firm" and "FOR" the amendment of the 2005 Stock Incentive Plan to provide 1,900,000 additional stock options for grant under the 2005 Stock Incentive Plan discussed below under "Proposal 3—Increase of Stock Option Pool.

  Who is entitled to vote?

        Only stockholders of record at the close of business on the record date, March 14, 2008, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on the record date at the meeting, and any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote, without cumulation, on each matter to be voted on.

  What constitutes a quorum?

        If a majority of the shares outstanding on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting permitting the conduct of business at the meeting. As of the record date, we had 38,502,987 shares of common stock outstanding and entitled to vote. Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present for purposes of determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as "broker non-votes") will also be counted as present in determining whether we have a quorum.

  How do I vote?

        You may vote in person at the annual meeting or you may vote by proxy. You may vote by proxy by completing, signing, dating and mailing the enclosed proxy card or by Internet at http://www.proxyvoting.com/adls or by telephone at 1-866-540-5760. The Internet and telephone voting system for stockholders of record will close at 11:59 p.m., Eastern Standard Time, on April 30, 2008. If you vote by proxy, the individuals named on the proxy card as proxy holders will vote your shares in the manner you indicate. If you sign and return the proxy card without indicating your instructions, your shares will be voted "FOR":

  •
  the election of the three (3) nominees named below under "Proposal 1—Election of Directors;

  •
  the ratification of the appointment by the audit committee of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008 discussed below under "Proposal 2—Ratification of the Selection of Independent Registered Public Accounting Firm;"

            and

  •
  the amendment of the 2005 Stock Incentive Plan to provide 1,900,000 additional stock options for grant under the 2005 Stock Incentive Plan discussed below under "Proposal 3—Increase of Stock Option Pool."

  Can I revoke my proxy or change my vote after I return my proxy card or after I vote electronically or by telephone?

        Yes. Even after you have submitted your proxy, you may revoke your proxy or change your vote at any time before the proxy is voted at the annual meeting by delivering to our Secretary a written notice of revocation or a properly signed proxy bearing a later date, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. To revoke a proxy previously submitted electronically through the Internet or by telephone, you may vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked.

  What vote is required to approve each matter that comes before the meeting?

        Director nominees must receive the affirmative vote of a majority of the votes cast at the meeting by stockholders entitled to vote thereon. The ratification of the selection of our independent registered public accounting firm and the amendment of the 2005 Stock Incentive Plan also require the affirmative vote of a majority of the votes cast at the meeting in person or by proxy by stockholders entitled to vote thereon. Abstentions and broker non-votes will not be counted for purposes of determining whether an item has received the requisite number of votes for approval.

  What happens if additional proposals are presented at the meeting?

        Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the annual meeting. If you vote by proxy, your proxy grants the persons named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

  Who will bear the costs of soliciting votes for the meeting?

        Certain directors, officers and employees, who will not receive any additional compensation for such activities, may solicit proxies by personal interview, mail, telephone or electronic communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. We shall bear all costs of solicitation.

II.    PROPOSALS TO BE VOTED ON

  Proposal 1—Election of Directors

        Our board of directors is currently comprised of nine (9) directors. Our certificate of incorporation provides for a classified board of directors consisting of three (3) classes of the same or nearly the same number. The nominees for director this year are Dr. Michael T. Flavin and Messrs. Scott F. Meadow and Thomas V. Thornton. Information about the director nominees, the continuing directors and our board of directors is contained in the section of this proxy statement entitled "Board of Directors and Executive Officers—Board Structure and Composition."

        In the event a nominee is not available to serve for any reason when the election occurs, it is intended that the proxies will be voted for the election of the other nominees and may be voted for any substitute nominee. Our board of directors has no reason to believe that any of the nominees will not be a candidate or, if elected, will be unable or unwilling to serve as a director.

        Our board of directors recommends that you vote "FOR" the election of Dr. Michael T. Flavin and Messrs. Scott F. Meadow and Thomas V. Thornton.

  Proposal 2—Ratification of the Selection of Independent Registered Public Accounting Firm

        Deloitte & Touche LLP audited our financial statements for our fiscal year ended December 31, 2007, and has been appointed by the audit committee of our board of directors to audit our financial statements for the fiscal year ending December 31, 2008. A representative of Deloitte & Touche LLP is expected to attend our annual meeting, where he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our audit committee will review its future selection of independent registered public accounting firms. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

        For information regarding audit and other fees billed by Deloitte & Touche LLP for services rendered with respect to fiscal years 2007 and 2006, see the section of this proxy statement entitled "Fees of Independent Registered Public Accounting Firm and Audit Committee Report."

        Our board of directors recommends that you vote "FOR" the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

  Proposal 3—Increase of Stock Option Pool

        The board and the compensation committee have determined that it is in the best interest of the Company and its shareholders to amend the Company's 2005 Stock Incentive Plan to increase the number of shares of common stock available for issuance. To date, we have issued 2,850,774 stock options and have 38,690 stock options remaining for issuance. The board and the compensation committee are proposing that we increase the amount of stock options available for grant by 1,900,000 stock options so that, if approved, there will be 1,938,690 stock options available for grant (the "Plan Amendment"). The board and the compensation committee have approved the Plan Amendment to be effective as of the date of approval by the Company's shareholders. The Plan Amendment will not become effective unless shareholder approval is obtained at the annual meeting. The principal features of the 2005 Stock Incentive Plan are summarized below and are qualified in their entirety by reference to the full text of the plan. Our 2005 Stock Incentive Plan is included as an exhibit to the documents that we file with the SEC, and are also available upon written request to our investor relations department, 1440 Davey Road, Woodridge, Illinois 60517, or by telephone at 1-630-739-6744.

  Description of the 2005 Stock Incentive Plan

        We adopted the 2005 Stock Incentive Plan in connection with our initial public offering in 2005. The 2005 Stock Incentive Plan permits awards of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares. In addition, the plan provides an opportunity for the deferral of salary and bonuses into restricted stock units and the deferrals of gains or payments due upon the vesting or exercise of awards under our stock incentive plan.

        As of the date of this proxy statement, only non-qualified stock options have been issued under the 2005 Stock Incentive Plan. Options granted under the 2005 Stock Incentive Plan vest at the discretion of the board of directors and expire 10 years from the date of grant. To date, the vesting term of the options granted under the Plan has ranged from immediate vesting to three years. As of March 14, 2008, we have granted 2,850,774 stock options and have 38,690 stock options available to be granted under the plan.

        The board of directors believes that stock incentive plans as part of a comprehensive compensation package provides the Company with an opportunity to communicate its goals and standards of performance, attract and retain talented individuals, and achieve continued success and growth. The Company believes it can build shareholder value by motivating valuable employees, rewarding individual performance and developing long-term employee commitment through ownership of company stock.

        Our board of directors recommends that you vote "FOR" the increase of the stock option pool.

III.  BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

  Board Structure and Composition

        Our board of directors is currently comprised of nine (9) directors. Our certificate of incorporation provides for a classified board of directors consisting of three (3) classes of the same or nearly the same number.

  •
  Dr. Michael T. Flavin and Messrs. Scott F. Meadow and Thomas V. Thornton serve in the class with a term that expires on the date of the upcoming annual meeting of stockholders.

  •
  Drs. Terry W. Osborn, Israel Rubinstein and Theron E. Odlaug serve in the class with a term that expires on the date of the annual meeting of stockholders to be held in 2009.

  •
  Messrs. John L. Flavin and Richard A. Reck and Dr. Rosalie Sagraves serve in the class with a term that expires on the date of the annual meeting of stockholders to be held in 2010.

        Upon the expiration of the term of each class of directors, directors of that class may be re-elected for a three-year term at the annual meeting of stockholders in the year in which their term expires. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three (3) classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our certificate of incorporation also provides that our board of directors may fill any vacancy created by the resignation of a director or the increase in the size of the board of directors.

Nominees for election at this meeting for terms expiring in 2011:

        Michael T. Flavin, Ph.D., 52, founded Advanced Life Sciences, Inc. in 1999 and is our Chairman and Chief Executive Officer. Prior to founding the Company, Dr. Flavin was the Chairman and Chief Executive Officer of MediChem Life Sciences, Inc., a drug discovery technology and services company that he also founded. Dr. Flavin took MediChem from start-up in 1987 through many stages of development, including the completion of MediChem's private placement, the acquisition and integration of ThermoGen and Emerald Biostructures as MediChem subsidiaries and MediChem's initial public offering in October 2000. MediChem was acquired in March 2002 by deCODE genetics, Inc. Dr. Flavin was the Chief Executive Officer of MediChem, as a subsidiary of deCODE genetics, Inc., through May 2002. Dr. Flavin received a B.S. in Chemistry from the University of Notre Dame, a Ph.D. in Medicinal Chemistry from the University of Illinois at Chicago and he completed a postdoctoral fellowship at Harvard University. Dr. Flavin is the brother of John L. Flavin and Patrick W. Flavin.

        Scott F. Meadow, 54, joined our board of directors in August 2005. Mr. Meadow is clinical professor of entrepreneurship at the University of Chicago Graduate School of Business. Mr. Meadow is currently an Associate Partner of Edgewater Growth Capital Partners. He is a principal investor in the private equity industry and has spent 25 years as a general partner, most recently at Sprout Group. Before joining Sprout Group, Mr. Meadow was a general partner focused on healthcare investing. Representative investments include the Coventry Corporation, HEALTHSOUTH, Sunrise Assisted Living, Sunrise International, Managed Health Network, Aspen Education Services, Pathology Partners, Heritage Healthcare and MedPartners. In addition to his experience in the healthcare field, Mr. Meadow has been active in the consumer services sector, organizing The Sports Authority, CompUSA and Staples. Mr. Meadow holds a B.A. from Harvard College and an M.B.A. from the Harvard Business School.

        Thomas V. Thornton, 42, joined our board of directors in June 2001. Mr. Thornton is a recognized leader in the development of public/private technology development initiatives. Presently, Mr. Thornton is the President and Chief Executive Officer of the Kansas Bioscience Authority. From January 2005 to October 2006, Mr. Thornton was the President of the Illinois Technology Development Alliance, a public/private partnership established to strengthen Illinois' economy through science and technology. From July 2001 to March 2002, Mr. Thornton was the Senior Vice President—Midwest Region for Convergent Technology Group, a mergers and acquisitions advisory services firm. From October 1999 to May 2001, Mr. Thornton was the Managing Partner for divine interVentures, Inc., a service and software company, and led seed- and early-stage venture investing teams that managed over $120 million and contributed to divine interVenture's initial public offering. Mr. Thornton received a B.A. degree from the University of Wisconsin—Madison.

Directors whose terms continue until 2009:

        Terry W. Osborn, Ph.D., 64, joined our board of directors in July 2001. Dr. Osborn is a pharmaceutical executive with significant experience in establishing strategic direction to develop sales and enhance profitability in both startup and turnaround environments. Currently, he is co-founder and CEO of AbaStar MDx™ Inc., a molecular diagnostic company developing proprietary blood-based gene expression and molecular diagnostic tests for the accurate diagnosis of mental disorders and neuron-degenerative diseases. During July 2006 to 2008, Dr. Osborn helped to take WaferGen Biosystems, Inc.

public (WGBS:OB) and raised $12 million dollars. From 2002 until 2006, he was the President and Chief Executive Officer of Gene Express, Inc., a genomics company in Chicago, Illinois. From 1999 until July 2002, Dr. Osborn was the CEO of Pharmaceutical Development Center, a contract formulation, development and cGMP manufacturer of biopharmaceutical and pharmaceutical drugs. He was also the founder, President and Chief Executive Officer of Health Advance Institute, a National Clinical Research Organization providing clinical research services to pharmaceutical and biotechnology companies. His initial R & D, clinical research, manufacturing, distribution and business experience was gained at American Hospital Supply Corporation and Eli Lilly & Company. Dr. Osborn received his Ph.D. in Biochemistry from the University of California at Riverside and his M.B.A. from Pepperdine University.

        Israel Rubinstein, M.D., 56, joined our board of directors in May 2001. Dr. Rubinstein is Professor of Medicine and Biopharmaceutical Sciences in the Colleges of Medicine and Pharmacy at the University of Illinois at Chicago, where he has worked since 1993. Dr. Rubinstein is a leading physician and research scientist in respiratory medicine and oncology. He has served on the editorial boards of several medical and scientific journals. Dr. Rubinstein received an M.D. degree from Hebrew University—Hadassah School of Medicine and completed fellowships in Respirology at the University of Toronto and respiratory research at the Cardiovascular Research Institute of the University of California at San Francisco.

        Theron E. Odlaug, Ph.D., 58, joined our board of directors in December 2006. Dr. Odlaug is a global healthcare industry executive and has had a career with Baxter International, Inc., Bayer AG, Fujisawa and Astellas Pharma U.S., Inc. Presently he is Managing Director of EIR Healthcare Advisors LLC. Dr. Odlaug has been a member of the board of the privately held Wahl Clipper Corporation and its compensation committee since 1999. He was a member of the board of the Illinois Biotechnology Industry Association (iBIO) from 2003 to 2006, and was a member of the Steering Committee for the successful 2006 Biotechnology Industry Organization Global Annual Meeting held in Chicago. He earned his B.S. and M.S. degrees in biology from the University of Missouri and his Ph.D. in Public Health from the University of Minnesota.

Directors whose terms continue until 2010:

        John L. Flavin, 39, joined us in June 2002 as Executive Vice President and Chief Financial Officer. He was elected to our board of directors in 2003 and promoted to President in 2004, the position that he currently holds. Prior to joining us, from May 2000 through May 2002, Mr. Flavin was the Chief Operating Officer and a director of MediChem Life Sciences, Inc. At MediChem, Mr. Flavin was responsible for developing and managing the business and scientific operations and was the Chief Executive Officer of its protein engineering and structural proteomics subsidiaries, Emerald BioStructures, ThermoGen and AXAS. Mr. Flavin holds a B.S. in Business Administration from Marquette University and an M.B.A. from Lewis University. Mr. Flavin is the brother of Michael T. Flavin, Ph.D. and Patrick W. Flavin.

        Richard A. Reck, 58, joined our board of directors in August 2005. Mr. Reck is the founder and President of Business Strategy Advisors, and he is a registered Certified Public Accountant. Mr. Reck had been a partner with KPMG LLC for nearly 30 years, having served as the national partner in charge of the software strategic consulting practice. He is currently a member of the board of directors of Merge Technologies, a public health-care software and information company, Interactive Intelligence, a public software company and several privately-held and not-for-profit boards. Mr. Reck holds a B.A. in mathematics from DePauw University and an M.B.A. in accounting from the University of Michigan.

        Rosalie Sagraves, Pharm.D., 62, joined our board of directors in May 2001. Dr. Sagraves is a professor of pharmacy practice at the University of Illinois at Chicago College of Pharmacy, a position she has held since 1995 and where she served as dean of the College from 1995 to 2006. Her areas of educational/research interest include pediatric critical care and pharmacotherapeutics, maternal-child health, and women's health. She has authored more than 90 journal articles and book chapters. She is a speaker on pediatric pharmacotherapy and women's health. She has served as Council of Deans chair for the American Association of Colleges of Pharmacy (AACP) and as a member of AACP board of directors, and as a member of the American Pharmacists Association (APhA, formerly the American Pharmaceutical Association) board of trustees. She has served as president of the APhA Academy of Pharmaceutical Research and Science and as associate editor and member of the editorial board of Pharmacy Today. She served as a column editor for the Journal of Pediatric Health Care. She is a fellow of APhA and of the American College of Clinical Pharmacy. She has had ongoing involvement with the Sister to Sister Foundation and its various national campaigns to advance women's heart health. She served as a member of the National Institutes of Health Office of Research on Women's Health (ORWH) advisory board and its Women's Health Task Force, Research for the 21st Century. She continues to serve ORWH as a member of its Specialized Centers of Research External Advisory Committee. She has received awards for outstanding teaching and leadership. She attended Miami University and later graduated from The Ohio State University and the Philadelphia College of Pharmacy and Science (University of the Sciences in Philadelphia).

  Independent Directors

        The board of directors has determined that seven (7) of our nine (9) directors, Drs. Osborn, Rubinstein, Sagraves and Odlaug and Messrs. Meadow, Reck and Thornton, are "independent directors" as defined in Rule 4200 of the NASDAQ Marketplace Rules and as defined in applicable rules by the Securities and Exchange Commission ("SEC").

  Committees of the Board of Directors

        Our board of directors has three (3) standing committees: an audit committee, compensation committee and nominating and corporate governance committee. During 2007, the board of directors held six (6) meetings and took action by written consent three (3) times. None of our directors attended fewer than 75% of all the meetings of the board and those committees on which he or she served during 2007. Stockholders and third parties may communicate with our board of directors through the Chairman of the Board, c/o the Secretary of our company at our offices at 1440 Davey Road, Woodridge, Illinois 60517.

        The following table sets forth the members of our board of directors and the committees of which each director is a member.

Name of Director	Audit	Compensation	Nominating
Non-Employee Directors:
Scott F. Meadow		X*
Theron E. Odlaug, Ph.D.		X	X
Terry W. Osborn, Ph.D.	X		X
Richard A. Reck	X*
Israel Rubinstein, M.D.	X	X
Rosalie Sagraves, Pharm.D.		X	X
Thomas V. Thornton	X		X*
Employee Directors:
Michael T. Flavin, Ph.D.
John L. Flavin

X = Committee member; * = Chair

  Audit Committee

        The audit committee of the board of directors reviews and monitors our corporate financial reporting, our external audits, the results and scope of the annual audit, other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The audit committee also consults with management and our independent auditors before the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Drs. Israel Rubinstein and Terry W. Osborn, and Messrs. Richard A. Reck and Thomas V. Thornton, each of whom is an independent director. Mr. Reck is the chair of the audit committee and our audit committee financial expert under the SEC rule implementing Section 407 of the Sarbanes-Oxley Act of 2002. We believe that the functioning of our audit committee complies with the applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Capital Market and SEC rules and regulations.

        The audit committee operates under a written charter that is available on our website, www.advancedlifesciences.com. The audit committee has established procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters. The audit committee met six (6) times and took action by unanimous written consent one (1) time during 2007.

  Compensation Committee

        The compensation committee of the board of directors reviews and makes recommendations to the board regarding all forms of compensation provided to our executive officers and directors, including stock compensation. In addition, the compensation committee reviews and makes recommendations on bonus and stock compensation arrangements for all of our employees. As part of these responsibilities, the compensation committee also administers our stock incentive plans. The current members of the compensation committee are Drs. Rosalie Sagraves, Israel Rubinstein and Theron Odlaug and Mr. Scott F. Meadow, with Mr. Meadow serving as chair. Our board of directors has determined that Drs. Sagraves, Rubinstein, and Odlaug and Mr. Meadow meet the independence requirements under the Sarbanes-Oxley Act of 2002, the NASDAQ Capital Market and the rules and regulations of the SEC. In addition, each member of the compensation committee is an "outside director," as that term is defined in Section 162(m) of the Internal Revenue Code, and is a "non-employee" director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

        The compensation committee operates under a written charter that is available on our website, www.advancedlifesciences.com. The compensation committee met five (5) times and took action by unanimous written consent (3) times during 2007.

  Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee develops and recommends to the board of directors corporate governance principles and procedures applicable to us, identifies individuals qualified to become board members and recommends the director nominees for each annual meeting of our stockholders. The current members of our nominating and corporate governance committee are Drs. Terry W. Osborn, Rosalie Sagraves and Theron Odlaug and Mr. Thomas V. Thornton, with Mr. Thornton serving as chairman. Our board of directors has determined that the members of our nominating and corporate governance committee all meet the independence requirements under the Sarbanes-Oxley Act of 2002, the NASDAQ Capital Market and the rules and regulations of the SEC.

        The nominating and corporate governance committee operates under a written charter that is available on our website, www.advancedlifesciences.com. The nominating and corporate governance committee met three (3) times in 2007.

  Code of Business Conduct and Ethics

        We have established a Code of Business Conduct and Ethics that applies to our officers, directors, employees, representatives, agents and consultants. A current copy of our Code of Business Conduct and Ethics is available on our website, www.advancedlifesciences.com.

  Criteria for Nominating Directors

        The nominating and corporate governance committee of our board of directors considers candidates to fill new directorships created by expansion and vacancies that may occur and makes recommendations to the board of directors with respect to such candidates. The committee considers all relevant qualifications of candidates for board membership, including factors such as industry knowledge and experience, public company, academic or regulatory experience, financial expertise, diversity, current employment and other board memberships, and whether the candidate will be independent under the listing standards of the NASDAQ Capital Market. In the case of incumbent directors whose terms of office are set to expire, the committee also reviews such director's overall service to us during his or her term and any relationships and transactions that might impair such director's independence.

        In 2007, the committee did not pay a fee to any third party to assist in the process of identifying or evaluating potential director candidates. However, we may pay a fee to a third party to identify or evaluate potential director nominees in the future, if the need arises.

        We have not received director candidate recommendations from any of our stockholders. Any recommendations received from stockholders will be evaluated by the committee in the same manner that potential director nominees suggested by board members, management or other parties are evaluated.

        Our bylaws provide that nominations for the election of directors at our annual meeting may be made by our board of directors or any stockholder entitled to vote for the election of directors generally who complies with the procedures set forth in the bylaws and who is a stockholder of record at the time notice is delivered to us. Any stockholder entitled to vote in the election of directors generally may nominate a person for election to the board of directors at our annual meeting only if timely notice of such stockholder's intent to make such nomination has been given in writing to our Secretary at our offices at 1440 Davey Road, Woodridge, Illinois 60517.

        To be timely, a stockholder nomination for a director to be elected at our annual meeting must be received at our principal executive offices not less than ninety (90) days nor more than one-hundred-twenty (120) days prior to the first anniversary of the preceding year's annual meeting of stockholders, except that, if the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the stockholder to be timely must be received no later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of such meeting is first made.

  Director Compensation

        In 2007, the Company paid its non-employee directors annual compensation as follows. We pay each of our non-employee directors an annual fee of $40,000 for serving on our board. We pay an additional $15,000 annual fee to the chair of our audit committee, and $10,000 to the chairs of our compensation committee and nominating and corporate governance committee. As of December 31,

2007, all of our non-employee directors had been issued 45,600 options under our stock incentive plans. In addition, each non-employee director may annually receive 5,600 options at an exercise price equal to the fair market value of our common stock on the date of grant. Our non-employee directors are also reimbursed for out-of-pocket expenses incurred in attending board and committee meetings.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Scott F. Meadow	50,000	(1)	—	11,032	—	—	—	61,032
Theron E. Odlaug	40,000		—	11,032	—	—	—	51,032
Terry W. Osborn	40,000		—	11,032	—	—	—	51,032
Richard A. Reck	55,000	(2)	—	11,032	—	—	—	66,032
Israel Rubinstein	40,000		—	11,032	—	—	—	51,032
Rosalie Sagraves	40,000		—	11,032	—	—	—	51,032
Thomas V. Thornton	50,000	(3)	—	11,032	—	—	—	61,032

(1)
This figure includes $40,000 to Mr. Meadow for his services as a director and an additional $10,000 for his service as the chair of the compensation committee.

(2)
This figure includes $40,000 to Mr. Reck for his services as a director and an additional $15,000 for his service as the chair of the audit committee.

(3)
This figure includes $40,000 to Mr. Thornton for his services as a director and an additional $10,000 for his service as the chair of the nominating and corporate governance committee.

(4)
The amounts in this column represent the aggregate grant date fair value calculated in accordance with FAS 123(R). For assumptions in the valuation of these stock options see Note 8 to our consolidated financial statements in our Annual Report on Form 10-K as filed February 19, 2008.

  Executive Officers

        The following table sets forth certain information concerning each of our executive officers.

Name	Age	Position(s)
Michael T. Flavin, Ph.D.	52	Chief Executive Officer and Chairman of the Board of Directors
John L. Flavin	39	President and Director
R. Richard Wieland II	63	Executive Vice President and Chief Financial Officer
Suseelan R. Pookote, Ph.D.	54	Executive Vice President of Corporate Development
Ze-Qi Xu, Ph.D.	46	Executive Vice President and Chief Scientific Officer
David A. Eiznhamer, Ph.D.	44	Executive Vice President of Clinical Development
Patrick W. Flavin, J.D.	33	Chief Legal Counsel
Michael J. Cogan	37	Vice President and Controller

        Michael T. Flavin, Ph.D., see the section of this proxy statement entitled "Board of Directors and Executive Officers—Board Structure and Composition."

        John L. Flavin, see the section of this proxy statement entitled "Board of Directors and Executive Officers—Board Structure and Composition."

        R. Richard Wieland II, was appointed as our Executive Vice President and Chief Financial Officer in June 2004. Prior to joining us, from May 2000 to April 2002, Mr. Wieland served as Chief Financial Officer of MediChem Life Sciences, Inc., where he was responsible for overseeing the financial aspects of acquiring ThermoGen and Emerald Biostructures as MediChem subsidiaries and assisting in the financial effort to complete MediChem's initial public offering. Mr. Wieland obtained his B.A. in Accounting and Economics from Monmouth College and his M.B.A. from Washington University.

        Suseelan R. Pookote, Ph.D., joined us in March 2001 as Executive Vice President of Corporate Development. Prior to joining us, Dr. Pookote worked at Monsanto from 1980 to 2000, where he had responsibility for technology and business development in a variety of industry segments such as food, nutrition, biotechnology and specialty chemicals. At Monsanto, Dr. Pookote concentrated on technology evaluation, licensing and corporate transactions, including the negotiation of technology licensing deals with academic institutions. Dr. Pookote received his Ph.D. in Chemical Engineering from Northwestern University.

        Ze-Qi Xu, Ph.D., joined us as Executive Vice President and Chief Scientific Officer in October 2002. Prior to joining us, from January 2000 until September 2002, Dr. Xu was the Vice President of Strategic Drug Development of MediChem Life Sciences, Inc., where he oversaw the discovery and preclinical development of ALS-886 and ALS-357. Dr. Xu has published 52 articles and holds 19 patents in the fields of infectious disease and cancer. Dr. Xu earned a B.S. degree in Chemistry from Jiangxi Normal University (China), a M.S. degree in Organic Chemistry from Shanghai Medical University and a Ph.D. in Organic Chemistry from the Shanghai Institute of Organic Chemistry. He performed his postdoctoral fellowships at Clemson University and the Michigan Cancer Foundation.

        David A. Eiznhamer, Ph.D., joined us as Director of Biological Sciences in 2003. He was promoted to Executive Vice President of Clinical Development in 2006. Prior to joining us, from January 2002 to May 2003, Dr. Eiznhamer was the Assistant Director of Pharmacology and ADME of deCODE genetics, Inc. Prior to that, he served as the Manager of Regulatory Affairs for MediChem Life Sciences, Inc. from December 1999 to January 2002. Dr. Eiznhamer also worked as a clinical coordinator for the Division of Gastroenterology at Loyola University Medical Center in Maywood, Illinois. He has authored seven publications and made 19 presentations at national and international meetings. Dr. Eiznhamer received his Ph.D. in Molecular Biology from Loyola University of Chicago.

        Patrick W. Flavin, J.D., joined us in November 2002 as legal counsel. He was promoted to Chief Legal Counsel in 2004. Prior to joining us, Mr. Flavin served as a counsel to the Illinois Speaker of the House from January 2002 to November 2002. Prior to this position, he was the Director of Legal Affairs for MediChem Life Sciences, Inc. from May 2000 to September 2001, where he managed the in-house legal staff and outside legal counsel. Mr. Flavin obtained his B.A. from Providence College and received his J.D. from DePaul University College of Law. Mr. Flavin is the brother of Michael T. Flavin, Ph.D. and John L. Flavin.

        Michael J. Cogan, C.P.A., M.B.A, joined us in October 2004 as our Director of Finance and Controller. He was promoted to Vice President and Controller in 2007. Prior to joining us, Mr. Cogan served as the Corporate Controller for the PRIMIS Marketing Group, a venture-backed direct marketing firm located in Chicago, Illinois. From 1996 to 2003 Mr. Cogan served as the Corporate Controller for MediChem Life Sciences, Inc., where he directed the accounting and finance functions through several rounds of private financing, an initial public offering and multiple acquisition transactions. Mr. Cogan earned his C.P.A. after graduating from the University of Illinois with a B.S. in accounting and a B.S. in Finance. He also holds an M.B.A. from DePaul University.

IV.    STOCK OWNERSHIP

  Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 14, 2008 (except as indicated below) by:

  •
  all persons known by us to own beneficially 5% or more of our outstanding common stock;

  •
  each of our directors and director nominees;

  •
  each of the named executive officers listed in the "Executive Compensation—Summary Compensation Table" section of this proxy statement; and

  •
  all of our directors, director nominees and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are exercisable on or within sixty (60) days of March 14, 2008 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown opposite such stockholder's name. The percentage of beneficial ownership is based on 38,502,987 shares of common stock outstanding as of March 14, 2008.

Name and Address(1)	Number of Shares Beneficially Owned	Approximate Percent of Class
CERTAIN BENEFICIAL OWNERS:
Flavin Ventures, LLC(2)	9,591,864	24.9%
Xmark Opportunity Partners LLC(3)	3,395,287	8.7%
DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS:
John L. Flavin(4)	9,727,468	25.3%
Michael T. Flavin(5)	9,688,658	25.2%
Ze-Qi Xu, Ph.D.(6)	107,769	*
Richard Reck(7)	67,577	*
Terry W. Osborn(8)	52,022	*
Rosalie Sagraves(9)	48,922	*
Israel Rubinstein	42,022	*
Thomas V. Thornton	42,022	*
Theron E. Odlaug(10)	37,686	*
Scott Meadow	37,577	*

All directors, director nominees and executive officers as a group (15 persons)	10,476,160	26.6%

*
= less than 1%

(1)
Unless otherwise indicated, the address for each five percent stockholder, director, director nominee and executive officer is c/o Advanced Life Sciences Holdings, Inc., 1440 Davey Road, Woodridge, Illinois 60517.

(2)
Represents 151,534 shares held directly and 9,440,330 shares held by ALS Ventures, LLC. Flavin Ventures, LLC is the sole voting member of ALS Ventures, LLC, and in such capacity it may be deemed to have beneficial ownership of all 9,440,330 shares held by ALS Ventures, LLC. Flavin Ventures, LLC disclaims beneficial ownership of the shares held by ALS Ventures, LLC, except to the extent of its proportionate pecuniary interest therein. Dr. Michael Flavin and Mr. John Flavin are members and managers of Flavin Ventures, LLC.

(3)
Xmark Opportunity Partners, LLC ("Opportunity Partners") is the sole member of the investment manager of Xmark Opportunity Fund, Ltd., a Cayman Islands exempted company ("Opportunity Ltd"), and Xmark Opportunity Fund, L.P., a Delaware limited partnership ("Opportunity LP"), and, as such, possesses sole power to vote and direct the disposition of all of the shares of common stock held by Opportunity Ltd and Opportunity LP. Opportunity Partners is the investment manager of Xmark JV Investment Partners, LLC, a Delaware limited liability company ("JV Partners" and, together with Opportunity Ltd and Opportunity LP, the "Xmark Funds"), and, as such, possesses sole power to vote and direct the disposition of all of the shares of common stock held by JV Partners. David C. Cavalier and Mitchell D. Kaye, the Chief Operating Officer and Chief Executive Officer, respectively, of Xmark Capital Partners, LLC, the Managing Member of Opportunity Partners, share voting and investment power with respect to all securities beneficially owned by Opportunity Partners. Opportunity Partners' interest in the securities reported herein is limited to the extent of its pecuniary interest in Opportunity LP, Opportunity Ltd and JV Partners, if any. The principal business office of these selling stockholders is located at 90 Grove Street, Ridgefield, CT 06877.

(4)
Mr. John Flavin is a member and a manager of Flavin Ventures, LLC, which is the sole voting member of ALS Ventures, LLC. In such capacity he may be deemed to have shared voting and investment power with respect to 9,440,330 shares held by ALS Ventures, LLC and 151,534 shares held by Flavin Ventures, LLC. Mr. John Flavin disclaims beneficial ownership of the shares held by ALS Ventures, LLC and Flavin Ventures, LLC, except to the extent of his proportionate pecuniary interest therein. Includes 1,200 shares of common stock held directly and 134,404 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

(5)
Dr. Michael Flavin is a member and a manager of Flavin Ventures, LLC, which is the sole voting member of ALS Ventures, LLC. In such capacity he may be deemed to have shared voting and investment power with respect to 9,440,330 shares held by ALS Ventures, LLC and 151,534 shares held by Flavin Ventures, LLC. Dr. Michael Flavin disclaims beneficial ownership of the shares held by ALS Ventures, LLC and Flavin Ventures, LLC, except to the extent of his proportionate pecuniary interest therein. Includes 15,000 shares of common stock held directly and 81,794 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

(6)
Includes 1,000 shares of common stock held directly by Dr. Xu and 106,769 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

(7)
Includes 10,000 shares of common stock held directly, 20,000 shares held indirectly by Mr. Reck as Trustee for the Daniel Reck Trust and 37,577 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

(8)
Includes 10,000 shares of common stock held directly by Dr. Osborn and 42,022 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

(9)
Includes 7,900 shares of common stock held directly by Dr. Sagraves and 41,022 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

(10)
Includes 19,000 shares of common stock held directly by Dr. Odlaug and 18,686 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

  Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. Based on our review of the reports filed with the SEC and written representations furnished to us, we believe that all of our directors and executive officers have complied with all Section 16(a) filing requirements for 2007, with the following exception: the purchase by Dr. Terry Osborn of 10,000 shares of common stock on August 15, 2007 was reported late on a Form 4 filed on August 24, 2008.

V.     EXECUTIVE COMPENSATION

        The following discusses the material factors involved in the Company's decisions regarding the compensation of the Company's Named Executive Officers (the "NEOs") during calendar year 2007. The specific amounts paid or payable to the NEOs are disclosed in the narrative and the tables beginning on page 13.

COMPENSATION DISCUSSION AND ANALYSIS

  Charter and Functions of the Compensation Committee

        The compensation committee of the Advanced Life Sciences Holdings, Inc. Board of Directors is comprised of four (4) non-employee members of the Board of Directors. The functions of the compensation committee in 2007 are consistent with its charter, mainly providing guidance to management and assisting the Board of Directors in matters relating to the compensation of the Chief Executive Officer and senior executives, implementation of the Company's incentive plans, and review and oversight of our benefits programs.

  Use of Compensation Consultants

        The compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the compensation committee. In accordance with this authority, the compensation committee engaged an independent, outside compensation consulting company in 2006 to assess its senior-management compensation program and in 2007 to review executive compensation changes. The Compensation Consulting Consortium ("3C") looked at base salary, incentive compensation, long-term stock options and benefits in its initial pay study completed in 2006. The compensation committee reviewed this study and it was determined that senior-management compensation levels would be reviewed annually and any changes would be implemented in January of the following fiscal year. For any new employees that are hired during the fiscal year the Company will consider having the compensation committee approve grants of stock options on a quarterly basis. In addition, members of management support the compensation committee in its work from time to time at the committee's request.

  Role of Executive Officers in Setting Compensation

        The CEO provides recommendations on amounts to be paid to the other NEOs under the management incentive plan. The compensation committee meets in executive session with the compensation consultant from 3C to determine the CEO's annual incentive payment amount as well as the incentive payment amounts for each officer with a title of vice president and above. The CEO is present and participates at the compensation committee meetings when the other officers' incentive payment amounts are discussed.

  Compensation Philosophy and Objectives

        Our compensation program was designed to attract, motivate and retain the highly talented individuals that the Company needs to succeed in achieving its overall business goals. The program reflects the following key principles:

  •
  Compensation programs should balance both short- and long-term goals of the Company:  Our compensation program is designed to balance the Company's short- and long-term financial objectives, by using both annual cash incentives and equity-based incentives. The compensation primarily rewards short-term performance by awarding compensation based on financial and non-financial performance over the Company's fiscal year. The equity-based incentive awards are designed to reward long-term financial performance.

  •
  Compensation should encourage teamwork and performance:  Our compensation programs are designed to promote teamwork, cohesion and performance. When the Company performs well based on financial and non-financial measures, executives will be eligible to receive greater incentive compensation. When the business does not meet objectives or is facing financial challenges, incentive awards may be reduced or not paid at all. While individual performance is carefully reviewed and considered, the Company has also maintained a strong philosophy of pay equality among the executive management team to further promote teamwork and cohesion.

  •
  The interests of the Company, the employees and the stockholders should be aligned:  We believe that the Company's employees should act in the interests of its stockholders and the best way to encourage them to do that is through an equity stake in the Company. We accomplish this through the Company stock option program whereby a meaningful portion of total compensation is in the form of equity compensation. Our goal is to have an at-market competitive stock program that encourages the alignment of the interests of our employees and our stockholders.

  •
  Total compensation is positioned to be competitive with the external market.  In order to control our fixed costs and focus executives on key performance goals, target base salary approximates the 40th percentile compared to market. Base salary combined with annual incentives and the estimated annual value of the long-term incentives result in target total direct compensation that approximates the 50th percentile total direct compensation for comparable positions in comparable organizations. In 2007, the Company increased executives' base salaries in order to be in line with the 40th percentile compared to market. In determining the appropriate long-term stock award, 3C updated the Black-Scholes value of the Company's stock and determined the number of stock options needed in 2007 to stay in line with the estimated 2007 50th percentile positioning for total direct compensation.

  Components of Executive Compensation

        Total compensation for executives is comprised of base salaries, annual cash incentive awards, long-term equity awards, retirement saving plan contributions, post-employment benefits, including severance protection, and other benefits and perquisites. When we determine compensation levels for executive officers, we review compensation data from independent sources to ensure that our total compensation program is competitive. We look at compensation data from companies in our industry, by using publicly available peer company disclosures, as well as from companies in a broad cross-section of industries available from reputable compensation surveys. We target overall compensation levels competitive with our industry comparison group. The various components of executive compensation reflect the following policies:

  Base Salary

  •
  Why this component is paid to executives

  Base salary is provided to all employees (including the NEOs) in order to provide employees with a degree of financial certainty and funds for current expenses. Competitive base salaries further the compensation program's objectives by allowing the Company to attract talented employees by providing fixed compensation on which employees can rely.

  •
  How the amount of base salary is determined

  Our determinations of executive base salaries primarily reflect (i) our analysis of market data for compensation of executives in similar positions and with similar skills, (ii) individual performance and (iii) our desire to promote a cohesive management team by promoting internal pay equality. The Company takes into account each individual's performance, experience, education, skills and value to the Company as it reviews its current base salary levels relative to the competitive base salary levels. The 40th percentile market salary level represents the target base salary level for a hypothetical executive who: (i) is fully experienced and educated as required by the position, (ii) is a strong performer, strong leader and makes solid contributions, and (iii) possesses a full skill set and applies those skills appropriately. For each executive position, base pay opportunity represents 85% to 115% of the estimated market 40th percentile and the Company's actual base salary levels vary around the target base salaries according to each incumbent's profile. In 2007, the annual base salary and performance level for each executive officer were reviewed, and it was deemed appropriate to increase all of the base salaries by 4% in order to maintain relatively the same market base salary positioning. The 2007 adjustment to each NEO's base salary was determined by an assessment of the 2007 competitive market rates (2006 data age-adjusted to 2007 using an increase factor of 3-4%), the individual's sustained performance against his or her job responsibilities, including material changes in job responsibilities and the impact of such performance on our business and financial results. See the discussion under "Benchmarking" for more detail.

  •
  Relationship of base salary to other components of compensation

  In order to maintain a compensation program that is conservative on fixed costs and performance-based, the Company has targeted its executives' base salaries to be at the 40th percentile, which is below the market 50th percentile competitive rate but high enough to allow the Company to recruit and retain the talent it needs to run the business efficiently and effectively. The short-term and long-term incentives offered by the Company bring the executives to an overall direct compensation positioning of the 50th percentile.

  Management Incentive Awards

        The Company paid cash incentives to our NEOs under our management incentive plan, which provides additional compensation to participants based on the achievement of company and personal goals. The management incentive plan is primarily open to the senior management team as selected by the Chief Executive Officer and the compensation committee. Participants in the management incentive plan must be actively employed by us on the payment date to receive an incentive award. Participants may receive a partial incentive award in certain circumstances.

  •
  Why this component is paid to executives and how it furthers the program's objectives

  The Company believes that a significant amount of compensation should be variable and contingent on Company and individual performance. We believe that having a large portion of an executive's compensation dependent on Company and individual performance supports our goal of incentivizing executives to dedicate their full efforts toward achieving Company performance objectives.

  •
  How the amount is determined

  Each year, Advanced Life Sciences develops Company-wide financial and operational objectives, against which the NEOs are evaluated at year end. In 2007, these goals were mainly focused on the steps needed to advance the Company's lead drug, cethromycin, through pivotal Phase III clinical trials in community acquired pneumonia (CAP) and to conduct sufficient financing to carry out cethromycin development. The compensation committee has discretion in determining the final payout based on its evaluation of the Company-wide financial and operational performance and an individual NEO's performance.

  •
  Relation of annual incentives to other components of compensation

  Each NEO has a target annual incentive based on a percentage of the executive's annual base salary. The compensation committee has the discretion to pay at target, above target or below target depending on Company-wide financial and operational performance and individual performance. Target incentives are 35% of base salary for the CEO and 30% of base salary for other NEOs. Target incentives plus target base salaries offered to the NEOs together reflect 50th percentile market total cash compensation levels.

  Equity Compensation—Long-Term Awards

        The Company maintains the Advanced Life Sciences Holdings, Inc. 2005 Stock Incentive Plan (the "2005 Stock Incentive Plan"). In 2007, the Company awarded incentive stock options to NEOs under the 2005 Stock Incentive Plan. Each stock option may be exercised for shares of Company stock by paying the full exercise price.

  •
  Why this component is paid to executives and how it furthers the program's objectives

  The 2005 Stock Incentive Plan only produces value to our NEOs if the price of our stock appreciates, thereby linking the interests of NEOs with those of our stockholders. The 2005 Stock Incentive Plan further binds the interests of our NEOs to our stockholders in that upon exercise of the stock option grant, the NEO receives shares of Company stock. We believe this provides additional motivation to the NEO to focus on the interest of stockholders.

  •
  Relation of long-term awards to other components of compensation

  Long-term awards potentially make up the largest component of pay for our NEOs. This is consistent with our philosophy of linking NEOs' financial interests to that of stockholders.

  •
  How the amount awarded is determined

  The Company sought the advice and assistance of its compensation consultant, 3C, in determining the awards to make to NEOs and other eligible employees in 2007. 3C calculated the number of stock options to align executives with the 2007 estimated 50th percentile competitive long-term incentive values. The competitive grant values were derived from an independent study of executive compensation, and this was the data used in conducting the analysis.

  3C compared our option grants to the competitive market based on the stock options' Black-Scholes values. The Black-Scholes value, which represents the present value of an option, was calculated using the stock price at the time of grant, stock volatility derived from a daily stock price analysis, average time to exercise the option and the risk-free rate of return, which is equal to the 5-year treasury yield at the time of the study. As part of its market study for Advanced Life Sciences Holdings, Inc., 3C considered Black-Scholes values that were derived from their biotech and biopharmaceutical industry peers using the same methodology described above. The Black-Scholes value of the option was multiplied by the number of shares granted to approximate the annual value of the stock grant.

  Stock options granted to our NEOs vest in equal monthly installments over a three-year period and may be exercised only during the period commencing on the date of vesting and until the close of business on the tenth anniversary of the date of grant unless sooner terminated following a qualifying termination (as defined in the executive officers' respective option agreements).

  Retirement and Other Post-Employment Benefits

        The NEOs participate in a qualified retirement savings plans. In addition, as described in more detail under the "Potential Payments upon Termination or Change in Control" section of this Proxy Statement, each of our NEOs may receive certain benefits in the event of termination of employment and change-in-control scenarios.

  •
  Why these components are paid to executives and how they further the program's objectives

  Retirement plans, in general, are designed to provide executives with financial security after their employment has terminated and provide a retentive element to the overall pay package. We maintain a 401(k) retirement plan which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. The Company provides matching contributions under its qualified 401(k) plan. Because the Company provides neither a qualified nor a non-qualified defined benefit pension plan, we believe that the overall retirement plan benefits for our NEOs are modest.

    •
    The qualified 401(k) plan requires a contribution by the NEO in order to receive any matching funds contributed by the Company. All employees may be eligible to be members of the Company's 401(k) program. Consequently, if a discretionary contribution is made by the Company, the NEO would be entitled to participate in such a contribution.

    •
    Termination benefits and change-in-control benefits provide additional security for the NEOs and maintain their focus during a time of uncertainty.

  •
  How the amount to be paid is determined

  In general, all of our employees are eligible to participate in our 401(k) plan, subject to a 60-day waiting period. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $15,500 in 2007, and have the amount of the reduction contributed to the 401(k) plan. We are permitted to match employees' 401(k) plan contributions. For the year ended December 31, 2007, we elected to match 50% of employees' contributions up to six percent (6%) of compensation.

  The qualified 401(k) plan provides benefits that are described in the Summary Compensation Table under "All Other Compensation." The termination and change-in-control benefits for our NEOs are set by contract and are described in more detail under the "Potential Payments upon

  Termination or Change in Control" section of this Proxy Statement. Certain provisions of the employment agreements apply only in the event of a change in control.

  •
  Relation of these benefits to other components of compensation

  The primary factor determining post-employment benefits is the salary and incentive payment history of the NEO at issue. Additionally, NEOs are required to contribute to their own retirement benefits. As an example of this, termination payments are calculated as a multiple of historical annual salary and bonus amounts.

  Other Benefits and Perquisites

        The executive officers participate in a wide array of benefit plans that are available to all salaried employees of the Company generally, including retirement, medical, dental, life and short- and long-term disability insurance plans. These benefits are seen as a standard part of basic employee benefits within the industry.

  Other Factors in Compensation Decisions and Policies

  Chief Executive Officer Compensation

        The compensation committee reviewed the corporate goals and objectives relevant to Dr. Michael Flavin's compensation and approved the compensation, including base pay, incentive pay and stock option awards. In determining Dr. Flavin's compensation for 2007, the committee considered Company performance based on certain operational measures, the value of similar awards to chief executive officers of comparable companies, and such other appropriate factors. The compensation committee also considered Dr. Flavin's role in implementing strategic and financial initiatives designed to augment the Company's business development and growth efforts.

        We believe that Dr. Flavin's experience, dedication and industry knowledge have been important to our ongoing growth. For the calendar year ended December 31, 2007, Dr. Flavin received an annual salary of $299,000, and a performance bonus of $88,953. On January 4, 2007 the Company also granted to Dr. Flavin 85,000 non-qualified stock options at an exercise price equal to the then fair market price of $2.63 per share under the 2005 Stock Incentive Plan. In addition, Dr. Flavin received other compensation in the form of our contributions to his retirement account under the Company's 401(k) plan and Company payments of group term life insurance in excess of $50,000 per annum. We believe Dr. Flavin's total compensation, including salary, bonus and long-term incentives, is at a level competitive with chief executive officer compensation within the industry. As our Chairman and Chief Executive Officer, Dr. Flavin is focused on building long-term success, and as a significant stockholder, his personal wealth is tied directly to the creation of stockholder value. In our view, Dr. Flavin's total compensation for 2007 properly reflects our performance and his performance.

  Tax and Accounting Treatment of Compensation

        Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of certain compensation paid in any year by a publicly-held corporation to its chief executive officer and its three other highest compensated officers to $1 million per executive (the "$1 million cap") except for performance-based compensation as defined under Section 162(m). There were no NEOs at the Company that had compensation that fell under this provision of the tax code during fiscal year 2007.

        The Company also calculates and monitors the Financial Accounting Standard Number 123(R) Share-Based Payment ("FAS 123(R)") accounting expense related to equity-based compensation. To date, the FAS 123(R) expense has not been a significant factor in setting or changing equity compensation grant practices.

Individual Performance

        The Company has not followed a formula-based approach to determine the annual incentive for the NEOs. Rather, an overall summary is prepared for each individual and is presented to the compensation committee for their review and consideration. Payouts are determined in part by considering Company performance against Company and individual goals set forth at the beginning of the year. The Company uses discretion in the determination of these individual awards so rewards can be based on the behavior and quality of decisions that went into reaching operational performance.

        In determining the amount of annual incentive, the Company places significant weight on the Company's goals first and each NEO's individual performance second.

  Benchmarking

        In 2006, the Company engaged its independent compensation consultant, 3C, to assist it in selecting a peer group and creating benchmarks. 3C benchmarked the compensation of the Company's NEOs primarily against executive compensation survey data from a mix of pharmaceutical, biotech, nondurable manufacturing and general industry companies.

        3C also studied the function and position information gathered through its prior studies, current position summaries and organizational charts, and personal conferences. For each position 3C considered the scope of the position, organizational reporting level, position responsibilities, accountabilities and any required qualifications (e.g., Ph.D. degree). In all cases 3C matched the position and not the incumbent filling the position.

        3C benchmarked all of the positions that the Company asked it to study. 3C gathered competitive base salary, annual incentive and total cash compensation data from multiple surveys for each position and assessed the results to determine overall competitive market rates.

        For each executive position, 3C determined competitive market rates at the 25th, 50th and 75th percentiles to provide the Company with a range of competitive base salary levels. It was decided that the 40th percentile would be used to set the base salary and that target incentive compensation would be set at a level to bring overall, annual cash compensation to the 50th percentile.

        3C studied executive compensation data disclosed in the proxy statements in other SEC filings of comparable companies that the Company identified as its competitors (the "Peer Group"), including:

    a.
    Biopharmaceutical companies having recently completed initial public offerings or that were in IPO backlog status;

    b.
    Biopharmaceutical companies having a Phase III compound in development; and

    c.
    Biopharmaceutical companies having a market capitalization less than $300 million.

        The committee believes that the Peer Group best represents the sources and destinations of business and talent in our sector.

  Summary Compensation Table

        The following table shows information concerning the annual compensation for services to the Company of the Chief Executive Officer and the two (2) other most highly compensated executive officers of the Company (collectively the "Named Executive Officers" or "NEOs") during fiscal year 2007.

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(1,2) ($)	Total ($)

Michael T. Flavin, Ph.D., Chief Executive Officer and Chairman of the Board of Directors	2007 2006	299,000 244,923	— —	147,050 120,000	88,953 91,000	8,437 7,813	543,440 463,736

John L. Flavin, President, Secretary and Director	2007 2006	253,000 223,365	— —	136,151 80,000	64,515 66,000	1,519 1,615	455,185 370,980

Ze-Qi Xu, Ph.D., Executive Vice President and Chief Scientific Officer	2007 2006	225,000 180,000	— —	128,193 —	57,375 65,000	4,988 4,786	415,556 249,786

(1)
Consists of matching payments made under our 401(k) employee savings plan.

(2)
Consists of the cost of group-term life insurance in excess of $50,000.

(3)
The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year in accordance with FAS 123(R). For assumptions in the valuation of these stock options see Note 8 to our consolidated financial statements in our Annual Report on Form 10-K as filed February 19, 2008.

  401(k) Plan

        We maintain a 401(k) retirement plan which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate, subject to a 60-day waiting period. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $15,500 in 2007, and have the amount of the reduction contributed to the 401(k) plan. We are permitted to match employees' 401(k) plan contributions. For the year ended December 31, 2007, we elected to match 50% of employees' contributions up to six percent (6%) of compensation, which is consistent with the practices of our peer group of companies.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

        The following table sets forth aggregate holdings of stock options by our NEOs as of December 31, 2007.

Option Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date

Michael T. Flavin, Ph.D.	34,998 25,967	25,002 59,033	3.20 2.63	3/10/2016 1/4/2017

John L. Flavin	15,880 4,962 20,842 27,790 23,332 24,042	— — — — 16,668 54,658	0.16 0.16 0.16 0.16 3.20 2.63	12/1/2009 4/1/2012 1/1/2013 6/1/2014 3/10/2016 1/4/2017

Ze-Qi Xu, Ph.D.	31,760 9,925 3,970 22,399 22,637	— — — 11,201 51,463	0.16 0.16 0.16 3.38 2.63	12/1/2009 4/1/2012 6/1/2014 12/13/2015 1/4/2017

(1)
Options vest ratably over 36 months.

(2)
The options were granted at an exercise price equal to the fair market value of Advanced Life Sciences Holdings, Inc. common stock on the grant date, calculated as the average of the high and low market price on that date.

OPTIONS EXERCISED AND STOCK VESTED TABLE

        None of our NEOs exercised any stock options during the fiscal year ended December 31, 2007. No restricted stock units have ever been issued to any of our NEOs, and thus no restricted stock units vested during the fiscal year ended December 31, 2007.

COMPENSATION COMMITTEE REPORT

        The compensation committee of the Board has reviewed and discussed the "Compensation Discussion and Analysis" section of this Proxy Statement and, based on that review, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, portions of which, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 2007.

Scott F. Meadow, Chair
Dr. Israel Rubinstein
Dr. Rosalie Sagraves
Dr. Theron E. Odlaug

VI.   CERTAIN TRANSACTIONS

  Loan from Dr. Michael T. Flavin

        In September 2001, the Company borrowed $2.0 million pursuant to a promissory note with the Chief Executive Officer of the Company which bears interest at 7.75%. Interest is paid on a monthly basis. The total amount of interest paid in 2007 was $155,000. Principal plus any accrued but unpaid interest is due in a lump sum on January 5, 2009. As of December 31, 2007, the Company had $2.0 million outstanding under the note.

  Facility Lease with BioStart Property Group, LLC

        We lease real property facilities from BioStart Property Group, LLC, a wholly-owned subsidiary of Flavin Ventures, LLC. Flavin Ventures is the controlling member of ALS Ventures, LLC, our largest stockholder. Michael T. Flavin and John L. Flavin are the members of Flavin Ventures, LLC. The lease lasts for five years and commenced on October 1, 2003. It may be renewed in writing sixty (60) days prior to the lease termination date. The lease provides us with 15,000 square feet. The rental rate for 2007 was $14.85 per square foot and the rate increases by 4.0% in the final year of the lease term reaching $16.06 per square foot in October 2007. This rate is comparable with surrounding prices for office and laboratory space, which range from $13 per square foot in Lemont, Illinois to $25 per square foot in Chicago, Illinois. Our rental expense payable to BioStart Property Group in 2007 totaled approximately $272,000.

        The nominating and corporate governance committee and the board have adopted a Code of Business Conduct and Ethics which sets forth various policies and procedures intended to promote the ethical behavior of all of the Company's employees, officers and directors. The Code of Business Conduct and Ethics describes the Company's policy on conflicts of interest.

        The board has also established a conflicts of interest committee which distributes a Conflicts of Interest Policy to all of the Company's employees, officers and directors. The Conflicts of Interest Policy describes the types of relationships that may constitute a conflict of interest with the Company. All officers and directors are required to periodically complete a questionnaire about potential conflicts of interest and certify compliance with the Company's policy. The conflicts of interest committee reviews potential conflicts of interest and reports its findings to the audit committee.

        The executive officers and the board are also required to complete a questionnaire on an annual basis which requires them to disclose any related person transactions and potential conflicts of interest. The Company's counsel reviews the responses to the questionnaires and if a transaction is reported by an independent director or executive officer, the questionnaire is submitted to the chair of the audit committee for review. If necessary, the audit committee will determine whether the relationship is material and will have any effect on the director's independence. After making such determination, the audit committee will report their recommendation on whether the transaction should be approved or ratified by the entire board. The audit committee reviews related person transactions on a quarterly basis.

VII. FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDIT COMMITTEE REPORT

  Fees Billed by Independent Registered Public Accounting Firm

        The audit committee has adopted a pre-approval policy pursuant to which it must pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services and tax services. Under the policy, the audit committee may delegate the authority to pre-approve any audit or non-audit services to be provided by our independent registered public accounting firm to one or more of its members. The pre-approval of services by a member of the audit committee pursuant to this delegated authority, if any, must be reported at the next meeting of the audit committee.

        From time to time, the audit committee may pre-approve specified types of services that are expected to be provided by our independent registered public accounting firm. Unless the audit committee determines otherwise, the term for any service pre-approved by the audit committee is twelve (12) months from the date of pre-approval. Any pre-approval must set forth in detail the particular service or type of services to be provided and is generally subject to a specific cost limit. Any services that exceed these cost limits requires specific approval by the audit committee. The audit committee may periodically review and, as necessary, revise the list of pre-approved services based on subsequent determinations.

        The following table presents fees for audit services rendered by Deloitte & Touche LLP for the audit of our annual financial statements for the fiscal years ended December 31, 2007 and 2006, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

Fees	Fiscal Year Ended December 31, 2007 ($)	Fiscal Year Ended December 31, 2006 ($)
Audit Fees(1)	184,650	181,075
Audit Related Fees	15,250	—
Tax Fees	—	—
All Other Fees(2)	2,250	1,500

Total	$202,150	$182,575

(1)
Audit Fees include fees billed for professional services rendered for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, the review of the Form S-1 and Form S-3 registration statements filed in connection with our PIPE offerings, and other related services that are normally provided in connection with statutory and regulatory filings.

(2)
All Other Fees include fees for the annual subscription to the online accounting information service provided by Deloitte & Touche LLP (2006), and employee benefit advisory services (2007).

        During fiscal years 2006 and 2007, the audit committee pre-approved 100% of all audit-related and other services provided to us by Deloitte & Touche LLP in accordance with the pre-approval policy described above.

Audit Committee Report

        The members of the audit committee have been appointed by the board of directors. The audit committee is governed by a charter, which has been approved and adopted by the board of directors and which is reviewed and reassessed annually by the audit committee. The audit committee is comprised of four (4) independent directors.

        The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

        The audit committee assists the board of directors in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information provided by the Company to any governmental body or to the public, (ii) the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics and (iii) the Company's auditing, accounting and financial reporting processes.

        The audit committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The audit committee has received from and discussed with the independent auditors their written disclosure and letter regarding their independence from the Company as required by Independence Standards Board Standard No. 1.

        Management is responsible for the preparation and integrity of the Company's financial statements and the independent auditors are responsible for the examination of those statements. The audit committee reviewed the Company's quarterly reports on Form 10-Q and audited financial statements for the Company's fiscal year ended December 31, 2007, and met with both management and the Company's independent auditors to discuss those quarterly reports and financial statements.

        Based upon these reviews and discussions, the audit committee has recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted,
The Audit Committee	March 17, 2008

Richard A. Reck (Chair)
Terry W. Osborn, Ph.D.
Israel Rubinstein, M.D.
Thomas V. Thornton

VIII.  2009 ANNUAL MEETING OF STOCKHOLDERS

        We expect that our 2009 annual meeting of stockholders will be held within 30 days of May 1, 2009, which will be the first anniversary of the upcoming annual meeting. As a result, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, proposals of stockholders intended for inclusion in the proxy statement for our 2009 annual meeting of stockholders must be received by our Secretary at our offices at 1440 Davey Road, Woodridge, Illinois 60517, by November 27, 2008. If a stockholder intends to present a proposal at the 2008 annual meeting of stockholders, such stockholder must comply with the advance notice provisions of our bylaws. These provisions require that such proposal must be received by our Secretary at 1440 Davey Road, Woodridge, Illinois 60517, not earlier than January 2, 2009 and not later than February 1, 2009. Subject to certain exceptions set forth in our bylaws, such proposals must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

IX.   "HOUSEHOLDING" OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides convenience for stockholders and cost savings for companies.

        A number of brokers with accountholders who are stockholders will be "householding" our proxy materials. As indicated in the notice previously provided by these brokers to stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise. If you did not receive an individual copy of the proxy statement and would like to request one, please contact our investor relations department at 1440 Davey Road, Woodridge, Illinois 60517, telephone 1-630-739-6744.

        Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a written request to our transfer agent, LaSalle Bank, 135 South LaSalle Street, Chicago, Illinois 60603, 1-312-904-2312, Attention: Arlene Kaminski.

X.    VOTING THROUGH THE INTERNET OR BY TELEPHONE

        Our stockholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder. Our stockholders may vote by proxy telephonically by calling, toll free, 1-866-540-5760, or may vote through the Internet at the following address on the World Wide Web: http://www.proxyvoting.com/adls

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:		☒

Mark Here for Address Change of Comments	☐
PLEASE SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR” Proposal 1.

1. Election of directors: Nominees: 01 Michael T. Flavin, Ph. D 02 Scott F. Meadow 03 Thomas V. Thornton	FOR ALL ☐	WITHHELD FOR ALL ☐	FOR ALL EXCEPT ☐

*Instruction: To withhold authority to vote for any director nominee(s),mark “For All Except” and write that nominee’s name in the space provided below:

The Board of Directors recommends a vote “FOR” Proposal 2. 2. Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2008:	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote “FOR” Proposal 3. 3. Increase of Stock Option Pool.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. Do you plan to attend the Annual Meeting?	YES ☐	NO ☐

Dated:			, 2008

Signature

Signature (Joint Owners)

Please sign this proxy exactly as your name appears on the proxy.If held in joint tenancy, all persons should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, limited liability company or other similar entity, please sign in such entity’s name by an authorized person.

PLEASE RETURN PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

DETACH AND RETURN THIS PORTION ONLY	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

FOLD AND DETACH HERE

ADVANCED LIFE SCIENCES HOLDINGS, INC

1440 DAVEY ROAD

WOODRIDGE, ILLINOIS 60517

In order to assist us in preparing for the Annual Meeting, please indicate in Item 4 whether you plan to attend the Annual Meeting.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on Wednesday, April 30, 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/adls		1-866-540-5760
Use the internet to vote your proxy.	OR	Use any touch-tone telephone to
Have your proxy card in hand when		vote your proxy. Have your proxy
you access the web site.		card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.lasalleshareholderservices.com/isd/ where step-by-step instructions will prompt you through enrollment.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ADVANCED LIFE SCIENCES HOLDINGS, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 1, 2008 AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby appoints Michael T. Flavin and John L. Flavin, and each of them, as proxies with full power of substitution to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Advanced Life Sciences Holdings, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. local time on Thursday, May 1, 2008 at 1440 Davey Road, Woodridge, Illinois 60517, and at any postponement(s) or adjournment(s) thereof and, in such proxies’ discretion, to vote upon such other business as may properly come before the meeting, and at any postponement(s) or adjournment(s) thereof, as set forth in the related Notice of Annual Meeting and Proxy Statement, the receipt of which is hereby acknowledged. The undersigned hereby revokes all prior proxies given by the undersigned to vote at said meeting and any adjournment(s) or postponement(s) thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007 AND “FOR” THE INCREASE OF THE STOCK OPTION POOL.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

KEEP THIS PORTION FOR YOUR RECORDS

ADVANCED LIFE SCIENCES HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 1, 2008

CORPORATE HEADQUARTERS

1440 DAVEY ROAD

WOODRIDGE, ILLINOIS 60517]

11:00 A.M. (LOCAL TIME)

QuickLinks

ADVANCED LIFE SCIENCES HOLDINGS, INC. 1440 Davey Road Woodridge, Illinois 60517
ADVANCED LIFE SCIENCES HOLDINGS, INC. 1440 Davey Road Woodridge, Illinois 60517
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 1, 2008
ADVANCED LIFE SCIENCES HOLDINGS, INC.
1440 Davey Road Woodridge, Illinois 60517
PROXY STATEMENT
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
OPTIONS EXERCISED AND STOCK VESTED TABLE